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                                                                       EXHIBIT 5

           [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P. APPEARS HERE]


May 4, 1998



Offshore Logistics, Inc.
224 Rue de Jean
P.O. Box 5-C
Lafayette, Louisiana  70505

Ladies and Gentlemen:

     We have acted as counsel for Offshore Logistics, Inc., a Delaware corporation (the "Company"), and the Subsidiary Guarantors (defined below), in connection with the proposed issuance by the Company of up to $100 million principal amount of its 7 7/8% Series B Senior Notes due 2008 (the "Series B Notes"), in exchange for an equivalent amount of its outstanding 7 7/8% Series A Senior Notes due 2008 (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in the Registration Statement on Form S-4 (Registration No. 333-48803) filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933, as amended (the "1933 Act"). The Series A Notes have been, and the Series B Notes will be, issued pursuant to an Indenture dated as of January 27, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as Trustee (in such capacity, the "Trustee"). Air Logistics, L.L.C., a Louisiana limited liability company, Air Logistics of Alaska, Inc., an Alaska corporation, Grasso Corporation, a Delaware corporation, Grasso Production Management, Inc., a Texas corporation, Medic Systems, Inc., a Delaware corporation, and Pumpkin Air, Inc., a Texas corporation, are collectively referred to as the "Subsidiary Guarantors" and the guarantees thereof with respect to the Notes are collectively referred to as the "Guarantees" and each a "Guaranty".

     In connection with the foregoing, we have examined (i) the Certificate of Incorporation and Bylaws of the Company and the constituent documents of each of the Subsidiary Guarantors, each as amended to date, (ii) the Indenture, (iii) the Registration Statement and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. As to questions of fact material to this opinion, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and the Subsidiary
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Offshore Logistics, Inc.
May 4, 1998
Page 2

Guarantors and on certificates and telegrams of governmental officials. We have assumed the genuineness of all signatures, the authenticity of all documents, records and instruments examined by us and the correctness of all statements of fact contained therein.

     As to matters of Louisiana and Alaska law affecting our opinions herein expressed with respect to Air Logistics, L.L.C., and Air Logistics of Alaska, Inc., we have, however, assumed the following: (A) Air Logistics, L.L.C. has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Louisiana; (B) Air Logistics of Alaska, Inc. has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Alaska; (C) each of the Indenture and Guarantees have been duly authorized by them, the Indenture has been duly executed by them and they have full power and authority to enter into each of such agreements; and (D) no consent, approval, authorization or order of any court or governmental agency or body of the States of Louisiana or Alaska is required of them for the consummation of the transactions contemplated by the Indenture or Guarantees.

     Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Series B Notes and the Guarantees have been duly authorized for issuance and, when the Registration Statement has become effective under the 1933 Act and the Series B Notes and the Guarantees have been duly executed and authorized in accordance with the Indenture and issued and sold in exchange for the Series A Notes as contemplated by the Registration Statement and in accordance with the Exchange Offer, the Series B Notes will constitute valid and legally binding obligations of the Company and each Guaranty will constitute a valid and legally binding obligation of its respective Subsidiary Guarantor, subject to (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the States of New York and Texas and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
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Offshore Logistics, Inc.
May 4, 1998
Page 3

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                Very truly yours,

                                /s/ Fulbright & Jaworski L.L.P.
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                                Fulbright & Jaworski L.L.P.